Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Stephanie L. Pugliese (“Executive”) and Duluth Holdings Inc. (the “Company”), to be effective as of the 5th day of May, 2025 (“the Effective Date”).

RECITALS

WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer, and Executive desires to be employed by the Company in such capacity, on the terms and conditions set forth herein.

WHEREAS, as a result of Executive’s employment with the Company, Executive will have access to and be entrusted with valuable information about the Company’s business and customers, including trade secrets and confidential information; and

WHEREAS, the Company and Executive (jointly, the “Parties”) believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Executive is employed by the Company.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Parties, the Parties agree as follows:

ARTICLE I

EMPLOYMENT

1.1 Position and Duties. Executive shall be employed in the positions of President and Chief Executive Officer of the Company and shall be subject to the authority of, and shall report to, the Company’s Board of Directors (the “Board”). Executive’s duties and responsibilities shall include all those customarily attendant to the positions of President and Chief Executive Officer, and such other duties and responsibilities as may be assigned from time-to-time by the Board. Executive shall devote Executive’s entire business time, attention, energies, and best efforts exclusively to the business interests of the Company while employed by the Company, except as otherwise approved by the Board, to the extent that such activities do not impair Executive’s ability to perform Executive’s duties pursuant to this Agreement. With respect to outside board activities, Executive’s service on any outside board must comply with the Company’s Corporate Governance Guidelines, as amended from time-to-time.

1.2 Term of Employment. The Company employs Executive, and Executive accepts employment by the Company, for the period commencing on the Effective Date. Executive’s employment shall continue until terminated by the Company or Executive, in accordance with and subject to the termination provisions set forth in Article III, below (the “Employment Term”). Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned all of Executive’s positions with the Company and on its Board. Although the foregoing resignations are effective without any further action by Executive, Executive agrees to execute any documents reasonably requested by the Company to document such actions.

1.3 Work Location. During the Employment Term, Executive will reside within fifty (50) miles of the Company’s headquarters (201 East Front St, Mount Horeb, WI 53572) or another location mutually agreed to by Executive and the Company; provided, that Executive shall be permitted to work remotely on a reasonable basis (but not on a permanent basis) and in a manner consistent with all other executive employees of the Company. Executive agrees to travel when reasonably necessary for the adequate conduct of the Company’s business.

1.4 Board Service. Executive will be appointed to the Board as of May 5, 2025 and will serve as a member of the Board until the earlier of the next annual meeting of the Company or the termination of Executive’s employment with the Company for any reason. At each annual meeting of shareholders after Executive’s appointment to the Board, for so long as Executive remains President and Chief Executive Officer of the Company, Executive will be nominated for election to serve as a member of the Board. Executive will be an employee director, and as such, Executive will not receive any additional compensation for serving as a member of the Board.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1 Base Salary. During the Employment Term, the Company shall pay Executive in substantially equal monthly or more frequent installments, an annual salary of Eight Hundred and Fifty Thousand Dollars ($850,000) (“Base Salary”), payable in accordance with the normal payroll practices and schedule of the Company. Executive’s Base Salary shall be reviewed annually and may be increased at any time and from time-to-time as the Board and/or Compensation Committee of the Board (the “Compensation Committee”), as applicable, shall deem appropriate in its sole discretion. Base Salary shall not be reduced at any time during the Employment Term, except pursuant to across-the-board base salary reductions affecting all other senior executives of the Company. The term “Base Salary,” as utilized in this Agreement, shall refer to Base Salary as so increased or decreased. All amounts in this Agreement are stated prior to deductions for federal and state income and employment tax withholding.

2.2 Incentive Compensation. During the Employment Term, Executive shall be eligible to participate in annual incentive bonus plans (the “Bonus Plan”) offered by the Company to its senior executives from time-to-time. The performance metrics for the Bonus Plan and the extent to which such metrics are met, as well as any other material terms, including threshold and maximum levels for annual cash incentive bonuses, shall be determined in the sole discretion of the Board and/or Compensation Committee, as applicable. For fiscal year 2025, Executive’s bonus target shall be one hundred percent (100%) of Executive’s Base Salary and the maximum bonus award shall be up to two hundred percent (200%) of Base Salary. The amount of the bonus for fiscal year 2025 shall be contingent upon the Company meeting certain pre-established financial thresholds as determined by the Compensation Committee and/or Board, and shall be prorated based on the Effective Date.

2.3 Equity. During the Employment Term, Executive will be eligible for annual grants of equity compensation awards offered to the Company’s management employees, in the sole discretion of the Board and/or Compensation Committee, as applicable. Executive will receive two (2) initial equity grants on the Effective Date (each, an “Initial Grant”, and collectively, the “Initial Grants”). The first Initial Grant will be 1,173,021 shares of Class B restricted stock which shall vest 33% on May 5, 2026, 33% on May 5, 2027, and 34% on May 5, 2028. The second Initial Grant will be 586,511 shares of Class B common stock (the “Second Initial Grant Shares”) which shall be one hundred percent (100%) vested on May 5, 2025. The first Initial Grant will be subject to Executive’s continuous employment through the respective vesting dates. The second Initial Grant will be subject to repayment in the event Executive terminates her employment without Good Reason (as defined below) or the Company terminates her employment for Cause (as defined below) prior to May 5, 2026, with the number of shares of Class B common stock to be repaid equal to the number of Second Initial Grant Shares, multiplied by a fraction, the numerator of which is equal twelve (12) minus the number of full calendar months Executive was employed by the Company (with the period May 5, 2025 through May 31, 2025 being considered a full calendar month), and the denominator of which is twelve (12). Each of the Initial Grants shall be subject to such other terms and conditions as the Compensation Committee and/or Board shall approve. For fiscal year 2026, Executive will receive two (2) equity grants. The first equity grant for fiscal year 2026 will have a minimum grant date fair value of One Million Seven Hundred Thousand Dollars ($1,700,000) and will vest ratably on the first, second and third anniversaries of the grant date subject to Executive’s continuous employment through the respective vesting dates and subject to such other terms and conditions as the Compensation Committee and/or Board shall approve. The second equity grant for fiscal year 2026 will have a minimum grant date fair value of Six Hundred Thousand Dollars ($600,000) and will vest one hundred percent (100%) on the third anniversary of the grant date subject to Executive’s continuous employment through the vesting date and subject to such other terms and conditions as the Compensation Committee and/or Board shall approve, which may include certain performance-based vesting conditions, such as achievement of certain Adjusted EBITDA goals or other performance goals. The form of such fiscal year 2026 equity grants and specific grant date fair value shall be determined by the Board and/or Compensation Committee in its discretion.

2.4 Other Benefits.

(a) In General. During the Employment Term and subject to any limitation on participation provided by applicable law: (i) Executive shall be entitled to participate in all applicable qualified and nonqualified retirement plans, practices, policies and programs of the Company, including without limitation the BeniComp Select Executive Medical Reimbursement Plan; and (ii) Executive and/or Executive’s family, as the case may be, shall be eligible for all applicable welfare benefit plans, practices, policies and programs provided by the Company, with respect to both (i) and (ii) above, to the same extent as other senior executives of the Company, other than severance plans, practices, policies and programs. Nothing herein shall be deemed to limit the Company’s ability to amend, terminate or otherwise change any of the referenced plans, practices, policies and programs at any time, and from time-to-time.

(b) Paid Time Off. During the Employment Term, Executive shall be entitled to 200 hours of Paid Time Off per calendar year (pro-rated for partial years), which shall accrue in accordance with, and be otherwise subject to the provisions of the Company’s policy, as in effect from time-to-time. As used herein, “Paid Time Off” means sick days, personal days and vacation days.

2.5 Expense Reimbursement. The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive in the course of performing Executive’s duties for the Company in accordance with the Company’s reimbursement policies for senior executives as in effect from time-to-time. Executive shall keep accurate records and receipts of such expenditures and shall submit such accounts and proof thereof as may from time-to-time be required in accordance with such expense account or reimbursement policies that the Company may establish for its senior executives generally. The Company’s obligation to pay or reimburse Executive for certain expenses will comply with the requirements set forth in Section 1.409A-3(i)(1)(iv) of the regulations (the “409A Regulations”), promulgated under Section 409A of the Code, including the requirement that the amount of expenses eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other taxable year. Further, reimbursement of eligible expenses shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, as required by Section 1.409A-3(i)(1)(iv) of the 409A Regulations.

ARTICLE III

TERMINATION

3.1 Right to Terminate; Automatic Termination. During the Employment Term, Executive’s employment may terminate for any of the reasons set out in paragraphs (a) through (e) hereof.

(a) Termination by Death or Disability. Executive’s employment and the Company’s obligations under this Agreement, except as provided in Section 3.2(a), below, shall terminate automatically, effective immediately and without any notice being necessary, upon Executive’s death or a determination of Disability of Executive. For purposes of this Agreement, “Disability” means the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by a physician selected by the Company and Executive. If the Company and Executive cannot agree on a physician, each party shall select a physician and the two physicians shall select a third who shall make the determination as to whether Executive has a condition that meets the definition of Disability. Executive shall cooperate with any reasonable efforts to make such determination. In the event Executive is unable to select a physician, such selection shall be made by Executive’s spouse, and if Executive’s spouse is unable to select a physician, such selection shall be made by Executive’s legal representative. Any such determination shall be conclusive and binding on the Parties. Any determination of Disability under this Section 3.1(a) is not intended to alter any benefits any person and/or beneficiary may be entitled to receive under any long-term disability insurance policy carried by either the Company or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance policy.

(b) Termination For Cause. The Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement, except as provided in Section 3.2(b), below, at any time for Cause (as defined below) by giving written notice to Executive stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. “Cause” shall mean any of the following: (i) Executive has materially breached this Agreement, any other agreement to which Executive and the Company are parties, or any Company policy, or has materially breached any other obligation or duty owed to the Company pursuant to law or the Company’s policies and procedures, including, but not limited to Executive’s substantial failure or willful refusal to perform Executive’s duties and responsibilities to the Company (other than as a result of Executive’s Death or Disability); (ii) Executive has committed an act of gross negligence, willful misconduct or any violation of law in the performance of Executive’s duties for the Company; (iii) Executive has taken any action substantially likely to result in material discredit to or material loss of business, reputation or goodwill of the Company; (iv) Executive has failed to follow resolutions that have been approved by a majority of the Board concerning the operations or business of the Company; (v) Executive has been convicted of or plead nolo contendere to a felony or other crime, the circumstances of which substantially relate to Executive’s employment duties with the Company; provided however, that upon indictment in any such case, the Executive may, at the Company’s sole discretion, be suspended without pay pending final resolution of the matter; (vi) Executive has misappropriated funds or property of the Company or engaged in any material act of dishonesty; or (vii) Executive has attempted to obtain a personal profit from any transaction in which the Company has an interest, and which constitutes a corporate opportunity of the Company, or which is adverse to the interests of the Company, unless the transaction was approved in writing by the Board after full disclosure of all details relating to such transaction.

(c) Termination by Resignation. Executive’s employment and the Company’s obligations under this Agreement shall terminate automatically, except as provided in Section 3.2(b), below, when Executive voluntarily terminates Executive’s employment with the Company other than with Good Reason (as described in Section 3.1(e), below), with forty-five (45) days’ prior notice, or at such other earlier time as may be mutually agreed between the Parties following the provision of such notice.

(d) Termination Without Cause. The Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement, except as provided in Section 3.2(c), below, at any time and for any reason. Such termination shall be effective immediately upon the Company providing notice to Executive that Executive is terminated without Cause, or such other time thereafter as the Company shall designate.

(e) Termination By Executive With Good Reason. Executive may terminate this Agreement with Good Reason, at which time Executive’s employment and all of the Company’s obligations under this Agreement shall terminate, except as provided in Section 3.2(c). “Good Reason” shall mean the occurrence of any of the following conditions without Executive’s written consent, provided that Executive shall provide notice to the Company of the existence of the condition within 90 days of the initial existence of such condition, the Company shall have 30 days from the date it receives the notice (the “Cure Period”) within which to cure such condition, and Executive must terminate Executive’s employment within no more than 30 days after the expiration of the Cure Period if the Company does not cure the condition within the Cure Period: (i) a reduction in Executive’s title such that Executive is no longer President and Chief Executive Officer of the Company; (ii) a material reduction in Executive’s then current level of Base Salary, except with the consent of Executive; (iii) a material diminution in Executive’s duties or responsibilities; (iv) a breach by the Company of any material provision of this Agreement; or (v) the relocation of Executive’s office location more than twenty-five (25) miles from Belleville or Mt. Horeb, Wisconsin.

3.2 Obligations Upon Termination.

(a) Termination by Death or Disability. If Executive’s employment is terminated pursuant to Section 3.1(a), above, Executive or Executive’s estate shall have no further rights against the Company hereunder, except for the right to receive: (i) any unpaid Base Salary with respect to the period prior to the effective date of termination of employment; (ii) payment of any accrued but unused Paid Time Off, consistent with the Company’s policy related to carryovers of unused time and applicable law; (iii) all vested benefits to which Executive is entitled under any benefit plans set forth in Section 2.4(a) hereof in accordance with the terms of such plans through the date employment terminates; (iv) reimbursement of expenses to which Executive may be entitled under Section 2.5 hereof (clauses (i) through (iv) collectively, the “Accrued Obligations”); and (v) provided that Executive, or a representative of Executive’s estate, as the case may be, executes and delivers to the Company an irrevocable release of all employment-related claims against the Company as further described in Section 3.2(e), a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year, payable in a lump sum. The pro-rated annual incentive bonus payment shall be made at such time as other participants in the plan receive their payment, or, if later, on the sixtieth (60th) day following the date of Executive’s termination of employment, provided that (i) and (ii) of Section 3.2(e) have been satisfied by such date. The treatment of Executive’s equity awards, if any, shall be governed by the applicable plans or grant agreements.

(b) Termination With Cause or Resignation Without Good Reason. If Executive’s employment is terminated pursuant to Section 3.1(b) or (c), above, Executive shall have no further rights against the Company hereunder, except for the right to receive the Accrued Obligations. The Board reserves the discretion to shorten the Executive’s notice period, provided that the Company provides pay in in lieu of notice for the balance of such notice period (but not to exceed thirty days) in the form of continued payment of Base Salary, and such action shall not amount to Good Reason. The treatment of Executive’s incentive compensation provided under Section 2.2 hereof and the treatment of Executive’s equity awards, if any, shall be governed by the terms of the applicable plans or grant agreements. In such grant agreements, the Company shall make provision for continued vesting or accelerated vesting of such equity award, as determined by the Committee depending on the type of award, for any equity awards that would have otherwise have vested during the full notice period provided by the Executive in the event that the Company chooses to shorten the notice period upon a resignation pursuant to Section 3.1 (c) above.

(c) Termination Without Cause or For Good Reason—No Change in Control. If Executive’s employment is terminated pursuant to Section 3.1(d) or (e), above, and such termination does not occur within the period that begins thirty (30) days prior to a Change in Control (defined below) and ends two (2) years following a Change in Control (the “Change in Control Period”), Executive shall have no further rights against the Company hereunder, except for the right to receive: (i) the Accrued Obligations; and (ii) Severance Payments, as defined below, but only for so long as Executive complies with the requirements of Articles IV, V, VI, VII, VIII, IX and X, below. For purposes of this Agreement, “Severance Payments” means: (A) twelve (12) months of Base Salary continuation; (B) a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year; and (C) to the extent it does not result in a tax or penalty on the Company, reimbursement for that portion of the premiums paid by Executive to obtain COBRA continuation health coverage that equals the Company’s subsidy for health coverage for active employees with family coverage (if applicable) grossed up so that Executive will be made whole for such premiums on an after-tax basis (“COBRA Continuation Payments”) for twelve (12) months following the date employment terminates (provided that Executive has not obtained health coverage from any other source and is not eligible to receive health coverage from any other employer, in which event Executive shall promptly notify the Company of the alternative health coverage and shall no longer be entitled to reimbursement), at the times provided in Section 3.2(f), below. The treatment of Executive’s equity awards, if any, shall be governed by the terms of the applicable plans or grant agreements.

(d) Termination Without Cause or For Good Reason—Change in Control. If Executive’s employment is terminated pursuant to Section 3.1(d) or (e), above, and such termination occurs during the Change in Control Period, Executive shall have no further rights against the Company hereunder, except for the right to receive: (i) the Accrued Obligations; and (ii) Change in Control Severance Payments, as defined below, but only for so long as Executive complies with the requirements of Articles IV, V, VI, VII, VIII, IX and X, below. For purposes of this Agreement, “Change in Control Severance Payments” means (A) a lump-sum payment of two and one-half (2.5) times the sum of (x) twelve (12) months of Base Salary and (y) Executive’s annual target bonus for the fiscal year in which termination occurs; and (B) COBRA Continuation Payments for eighteen (18) months following the date employment terminates (provided that Executive has not obtained health coverage from any other source and is not eligible to receive health coverage from any other employer, in which event Executive shall promptly notify the Company of the alternative health coverage and shall no longer be entitled to reimbursement), at the times provided in Section 3.2(f), below. The treatment of Executive’s equity awards, if any, shall be governed by the terms of the applicable plans or grant agreements. For purposes of this Agreement, “Change in Control” shall mean the first to occur of the following: (i) the sale, lease, exchange, encumbrance or other disposition (other than licenses that do not constitute an effective disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, and the grant of security interests in the ordinary course of business) by the Company of all or substantially all of the Company’s assets; or (ii) the merger or consolidation of the Company with or into any other entity, other than a merger or consolidation that would result in the Class A Common Stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its sole parent entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its sole parent entity outstanding immediately after such merger or consolidation. Notwithstanding the foregoing, a transaction shall not constitute a Change in Control unless the transaction also constitutes a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation within the meaning of Section 409A and the 409A Regulations.

(e) Release Requirement. Notwithstanding the foregoing, the Company shall not pay to Executive, and Executive shall not have any right to receive, the Severance Payments or Change in Control Severance Payment unless, on or before the sixtieth (60th) day following the date of termination of employment: (i) Executive has executed and delivered to the Company a release of all employment-related claims against the Company, its affiliates, successor companies, and their past and current directors, officers, employees and agents, in a form provided to Executive by the Company (which shall preserve, to the extent applicable, any indemnity rights Executive may be entitled to pursuant to Company by-laws, statute or any director and officer liability insurance maintained by the Company); and (ii) the statutory revocation period for such release has expired.

(f) Timing of Payment of Severance Payments/Change in Control Severance Payments. Base Salary continuation provided for in Section 3.2(c) shall commence on the sixtieth (60th) day following the date of termination of employment and shall be paid over a twelve (12) month period in accordance with the normal payroll practices and schedule of the Company. The pro-rated annual incentive bonus payment provided for in Section 3.2(c) shall be made at such time as other participants in the plan receive their payment, or, if later, on the sixtieth (60th) day following the date of Executive’s termination of employment, provided that Section 3.2(e) has been satisfied by such date. The lump-sum payment provided for in Section 3.2(d) shall be made on the sixtieth (60th) day following the date of termination of employment. The COBRA Continuation Payments provided for in Sections 3.2(c) and 3.2(d) shall be paid on a monthly basis after Executive has paid the applicable COBRA premium payment, provided that Section 3.2(e) has been satisfied by such date, over a 12-month or 18-month period, as applicable. Notwithstanding anything to the contrary contained in this Agreement, if: (i) Executive is a “specified employee” within the meaning of Section 1.409A-1(i) of the 409A Regulations; and (ii) the Severance Payments do not qualify for exemption from Section 409A under the short-term deferral exception to deferred compensation of Section 1.409A-1(b)(4) of the 409A Regulations, the separation pay plan exception to deferred compensation of Section 1.409A-1(b)(9) of the 409A Regulations, or any other exception under the 409A Regulations, that portion of the Severance Payments not exempt from Section 409A of the Code shall be made in accordance with the terms of this Agreement, but in no event earlier than the first to occur of: (A) the day after the six-month anniversary of Executive’s termination of employment; or (B) Executive’s death. Any payments delayed pursuant to the prior sentence shall be made in a lump sum, on the first business day after the six-month anniversary of Executive’s termination of employment along with interest thereon payable at the short-term applicable federal rate for monthly payments, as determined under Section 1274(d) of the Code, for the month in which Executive’s employment terminated. Each installment of the Severance Payments shall be deemed a separate payment for purposes of Section 409A and the 409A Regulations.

(g) Treatment of Severance Payments/Change in Control Severance Payments for Tax and Benefit Purposes. The Severance Payments and Change in Control Severance Payments shall be treated as ordinary income and shall be reduced by any applicable income or employment taxes which are required to be withheld under applicable law, and all amounts are stated before any such deduction. Furthermore, the Severance Payments and Change in Control Severance Payments shall not be included as compensation for purposes of any qualified or nonqualified retirement or welfare benefit plan, program or policy of the Company.

(h) Parachute Payments. Notwithstanding anything contained in this Agreement to the contrary, the Company, based on the advice of its legal or tax counsel, shall compute whether there would be any “excess parachute payments” payable to Executive, within the meaning of Section 280G of the Code, taking into account the total ‘‘parachute payments,” within the meaning of Section 280G of the Code, payable to Executive by the Company under this Agreement and any other plan, agreement or otherwise. If there would be any excess parachute payments, the Company, based on the advice of its legal or tax counsel, shall compute the net after-tax proceeds related to such parachute payments, taking into account the excise tax imposed by Section 4999 of the Code, as if: (i) such parachute payments were reduced, but not below zero, such that the total parachute payments payable to Executive would not exceed three (3) times the “base amount” as defined in Section 280G of the Code, less One Dollar ($1.00); or (ii) the full amount of such parachute payments were not reduced. If reducing the amount of such parachute payments otherwise payable would result in a greater after-tax amount to Executive, such reduced amount shall be paid to Executive and the remainder shall be forfeited. If not reducing such parachute payments otherwise payable would result in a greater after-tax amount to Executive, then such parachute payments shall not be reduced. If such parachute payments are reduced pursuant to the foregoing, they will be reduced in the following order: first, by reducing any cash severance payments, then by reducing any fringe or other severance benefits, and finally by reducing any payments or benefits otherwise payable with respect to, or measured by, the Company’s common stock (including without limitation by eliminating accelerated vesting, in each case starting with the installment or tranche last eligible to become vested absent the occurrence of a change in control). Notwithstanding the foregoing, to the extent the Parties agree that any of the foregoing amounts are not parachute payments, such amounts shall not be reduced. To the extent the Parties cannot agree as to whether any of the payments are in fact parachute payments, the Parties will designate, by mutual agreement, an unrelated third-party with tax expertise to make the determination. Notwithstanding any provision of this Section 3.2(d) to the contrary, no amount shall be subject to reduction pursuant to this Section 3.2(d) to the extent the reduction would result in a violation of any applicable law.

ARTICLE IV

CONFIDENTIALITY

4.1 Confidentiality Obligations.

(a) During Employment. Executive will not, during Executive’s employment with the Company, directly or indirectly use or disclose any Confidential Information or Trade Secrets except in the interest and for the benefit of the Company.

(b) Trade Secrets Post-Employment. After the end, for any reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Trade Secrets.

(c) Confidential Information Post-Employment. For a period of twenty-four (24) months following the end, for any reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Confidential Information.

(d) Third Party Information. Executive further agrees not to use or disclose at any time information received by the Company from others except in accordance with the Company’s contractual or other legal obligations.

4.2 Definitions.

(a) Trade Secret. The term “Trade Secret” has that meaning set forth under applicable law.

(b) Confidential Information. The term “Confidential Information” means all non-Trade Secret information of, about or related to the Company or provided to the Company by its customers and suppliers that is not known generally to the public or the Company’s competitors. Confidential Information includes, but is not limited to: (i) strategic plans, budgets, forecasts, financial information, inventions, product designs and specifications, material specifications, materials sourcing information, product costs, information about products under development, research and development information, production processes, equipment design and layout, customer lists, information about orders from and transactions with customers, sales and marketing information, strategies and plans, pricing information; and (ii) information which is marked or otherwise designated or treated as confidential or proprietary by the Company.

(c) Exclusions. Notwithstanding the foregoing, the terms “Confidential Information” and “Trade Secret” do not include, and the obligations set forth in this Agreement do not apply to, any information which: (i) can be demonstrated by Executive to have been known by Executive prior to Executive’s employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Executive; (iii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Executive outside the scope of Executive’s employment without use of Confidential Information or Trade Secrets of the Company.

4.3 Trade Secret Law. Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company with greater rights or protections for a longer duration than provided in this Agreement. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. Executive is further notified that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s Trade Secrets to Executive’s attorney and use the Trade Secret information in the court proceeding, provided that, Executive files any document containing the Trade Secret under seal so that it is not disclosed to the public, and does not disclose the Trade Secret, except pursuant to court order.

ARTICLE V

NON-COMPETITION

5.1 Restrictions on Competition During Employment. During the term of Executive’s employment with the Company, Executive shall not directly or indirectly compete against the Company, or directly or indirectly divert or attempt to divert business from the Company anywhere the Company does or is taking steps to do business.

5.2 Post-Employment Restricted Services Obligation. For a period of two (2) years following the end, for whatever reason, of Executive’s employment with the Company, Executive agrees not to directly or indirectly provide Restricted Services to any Competitor in the Territory.

5.3 Definitions.

(a) Restricted Services. The term “Restricted Services” means employment duties and functions of the type provided by Executive to the Company during the twelve (12) month period immediately prior to the end, for whatever reason, of Executive’s employment with the Company.

(b) Competitor. The term “Competitor” means Carhartt, Inc., L.L. Bean, Inc., Cabela’s Inc., Bass Pro Shops, Columbia Sportswear Company, Lands’ End, Inc., Under Armour, Inc., VF Corporation, and any and all of their respective affiliates and successors. In addition, the term “Competitor” shall mean any corporation, partnership, association, or other person or entity that engages in any business which, at any time during the eighteen (18) month period immediately prior to the end, for whatever reason, of Executive’s employment with the Company, and regardless of business format (including, but not limited to, department stores, specialty stores, discount stores, direct marketing, or electronic commerce): (i) marketed, manufactured, or sold men’s or women’s casual wear, work wear, base layer or accessories of the type marketed, manufactured or sold by the Company during the eighteen (18) month period immediately prior to the end of Executive’s employment with the Company; and (ii) had combined annual revenues in excess of $100 million.

(c) Territory. The term “Territory” shall mean the United States of America and Canada.

ARTICLE VI

BUSINESS IDEA RIGHTS

6.1 Assignment. The Company will own, and Executive hereby assigns to the Company and agrees to assign to the Company, all rights in all Business Ideas which Executive originates or develops whether alone or working with others while Executive is employed by the Company. All Business Ideas which are or form the basis for copyrightable works are hereby assigned to the Company and/or shall be assigned to the Company or shall be considered “works for hire” as that term is defined by United States Copyright Law.

6.2 Definition of Business Ideas. The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Executive originates or develops, either alone or jointly with others while Executive is employed by the Company and which are: (i) related to any business known to Executive to be engaged in or contemplated by the Company; (ii) originated or developed during Executive’s working hours; or (iii) originated or developed in whole or in part using materials, labor, facilities or equipment furnished by the Company.

6.3 Disclosure. While employed by the Company, Executive will promptly disclose all Business Ideas to the Company.

6.4 Execution of Documentation. Executive, at any time during or after the Employment Term, will promptly execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.

ARTICLE VII

NON-SOLICITATION OF RESTRICTED PERSONS

7.1 Non-Solicitation of Restricted Persons. While Executive is employed by the Company, and for a period of two (2) years following the end, for whatever reason, of Executive’s employment with the Company, Executive shall not directly or indirectly solicit any Restricted Person to provide services to or on behalf of a person or entity in a manner reasonably likely to pose a competitive threat to the Company.

7.2 Restricted Person. The term “Restricted Person” means an employee of the Company who (a) at the time of the solicitation, is a top-level employee of the Company, has special skills or knowledge important to the Company, or has skills that are difficult for the Company to replace; and (b) is an employee with whom Executive had a working relationship or about whom Executive acquired or possessed specialized knowledge, in each case, in connection with Executive’s employment with the Company and during the eighteen (18) month period immediately prior to the end, for whatever reason, of Executive’s employment with the Company.

ARTICLE VIII

EXECUTIVE DISCLOSURES AND ACKNOWLEDGMENTS

8.1 Confidential Information of Others. Executive warrants and represents to the Company that Executive is not subject to any employment, consulting or services agreement, or any restrictive covenants or agreements of any type, which would conflict or prohibit Executive from fully carrying out Executive’s duties as described under the terms of this Agreement. Further, Executive warrants and represents to the Company that Executive has not and will not retain or use, for the benefit of the Company, any confidential information, records, trade secrets, or other property of a former employer.

8.2 Scope of Restrictions. Executive acknowledges that during the course of Executive’s employment with the Company, Executive will gain knowledge of Confidential Information and Trade Secrets of the Company. Executive acknowledges that the Confidential Information and Trade Secrets of the Company are necessarily shared with Executive on a routine basis in the course of performing Executive’s job duties and that the Company has a legitimate protectable interest in such Confidential Information and Trade Secrets, and in the goodwill and business prospects associated therewith. Executive acknowledges that the Company does business in all states in the United States and in Canada. Accordingly, Executive acknowledges that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the business, goodwill and property rights of the Company, and that the restrictions imposed will not prevent Executive from earning a living in the event of, and after, the end, for any reason, of Executive’s employment with the Company.

8.3 Prospective Employers. Executive agrees, during the term of any restriction contained in Articles IV, V, VI, VII, VIII, IX and X of this Agreement, to disclose this Agreement to any person or entity which offers employment or engagement to Executive. Executive further agrees that, during the term of any restriction contained in Articles IV, V, VI, VII, VIII, IX and X, the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any person or entity with which Executive seeks to establish a business relationship, including, without limitation, potential employers, joint-venturers, or persons or entities to whom Executive seeks to provide consulting services as an independent contractor.

8.4 Third Party Beneficiaries. All of the Company’s affiliates, successors and assigns are third party beneficiaries with respect to Executive’s performance of Executive’s duties under this Agreement and the undertakings and covenants contained in this Agreement, and the Company and any such entity, enjoying the benefits thereof, may enforce this Agreement directly against Executive.

8.5 Survival. The Covenants set forth in Articles IV, V, VI, VII, VIII, IX and X of this Agreement shall survive the termination of this Agreement.

8.6 Injunctive Relief. Executive acknowledges that the services to be rendered by Executive hereunder are of a special, unique, and extraordinary character and, in connection with such services, Executive will have access to Confidential Information and Trade Secrets that are vital to the Company’s business. Executive consents and agrees that, in the event of the breach or a threatened breach by Executive of any of the provisions of this Agreement, the Company would sustain irreparable harm and that damages at law would not be an adequate remedy for a violation of this Agreement, and, in addition to any other rights or remedies that the Company may have under this Agreement, common or statutory law or otherwise, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction enforcing this Agreement and/or restraining Executive from committing, threatening to commit, or continuing any violation of this Agreement (in each case without posting a bond or other security), including, but not limited to, restraining Executive from disclosing, using for any purpose, selling, transferring, or otherwise disposing of, in whole or in part, any Confidential Information and/or Trade Secrets. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach of any provision of this Agreement, including, but not limited to, the recovery of damages, costs, and fees, including the recovery of any prior Severance Payments or Change in Control Severance Payments made to Executive.

8.7 Consistency With Applicable Law. Executive acknowledges and agrees that nothing in this Agreement prohibits Executive from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. Moreover, nothing in this Agreement shall be deemed to require the Company’s prior approval of such communications.

ARTICLE IX

RETURN OF RECORDS

Upon the end, for any reason, of Executive’s employment with the Company, or upon request by the Company at any time, Executive, within five (5) days after the termination of Executive’s employment or earlier upon the Company’s written request, shall return to the Company all documents, records, information, equipment (including computers, laptops, tablet computers, cell phones and other such equipment (“Electronic Equipment”)) and materials belonging and/or relating to the Company (except Executive’s own personnel and wage and benefit materials relating solely to Executive and Executive’s personal Electronic Equipment which is not owned by the Company), all passwords and/or access codes related to such equipment and/or materials, and all copies of all such materials. Upon the end, for any reason, of Executive’s employment with the Company, or upon request of the Company at any time, Executive further agrees to destroy such records maintained by Executive on Executive’s personally-owned Electronic Equipment, which destruction the Company may reasonably confirm.

ARTICLE X

NONDISPARAGEMENT

Executive agrees not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the Company, its affiliates, parents and subsidiaries and their respective past and present officers, directors, stockholders, partners, members, agents and employees. Nothing contained in this Article X shall preclude Executive from providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity.

ARTICLE XI

MISCELLANEOUS

11.1 Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by electronic mail or prepaid overnight courier to the Parties at the addresses set forth below (or such other address as shall be specified by the Parties by like notice pursuant to this Section 11.1):

To the Company:	Duluth Holdings, Inc.
201 E. Front Street
Mt. Horeb, WI 53572
Attention: David S. Homolka
Email: [personally identifiable information omitted]

With a copy to:	Godfrey & Kahn, S.C.
833 E. Michigan St., Suite 1800
Milwaukee, WI 53202
Attention: John A. Dickens
Email: jdickens@gklaw.com

To Executive:	Stephanie Pugliese
[personally identifiable information omitted]

Such notices and communications shall be deemed given upon personal delivery or receipt at the address or email account of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

11.2 Entire Agreement; Amendment; Waiver. This Agreement (including any documents referred to herein) sets forth the entire understanding of the Parties hereto with respect to the subject matter contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, including without limitation any employment offer letters. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the Parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

11.3 Headings. The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

11.4 Attorneys’ Fees; Expenses. Except as provided in Section 2.4(c), above, each party hereto shall bear and pay all of the respective fees, expenses and disbursements of their agents, representatives, accountants and counsel incurred in connection with and related to this Agreement.

11.5 Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

11.6 Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and, to the extent allowed by law, such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the Parties expressed therein.

11.7 Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Wisconsin, without regard to its conflict of laws principles.

11.8 Protected Disclosures. Nothing in this Agreement shall have the purpose or effect of limiting Executive’s right to reveal information related to claims of sexual assault or sexual harassment.

11.9 Future Cooperation. Executive agrees that, during Executive’s employment and following the termination of Executive’s employment for any reason, Executive will cooperate with requests by the Company to assist in the defense or prosecution of any lawsuits or claims in which the Company, or its officers, directors or employees may be or become involved and in connection with any internal investigation or administrative, regulatory or judicial proceeding, in each case which relates to matters occurring while Executive was employed by the Company, at such times and at such places as shall be mutually convenient for Executive and the Company, taking into account any employment commitments which Executive then has. Executive shall be compensated by the Company at a rate comparable to that which Executive earned while an employee of the Company or that which Executive is currently earning, whichever is greater; provided, however, that during such time as Executive is receiving Severance Payments or Change in Control Severance Payments pursuant to Sections 3.2(c) or 3.2(d) of this Agreement, such payments shall be the sole compensation provided to Executive for services reasonably requested under this Section 11.8.

11.10 Compliance with Section 409A of the Code and the 409A Regulations. This Agreement, and any ambiguity hereunder, shall be interpreted and administered so that any payments or benefits are either exempt from or avoid taxation under Section 409A of the Code, the 409A Regulations and any authority promulgated thereunder. Executive acknowledges that the Company has made no representations as to the treatment of the compensation and benefits provided hereunder and the Executive has been advised to obtain Executive’s own tax advice. Any term used in this Agreement which is defined in Code Section 409A or the 409A Regulations shall have the meaning set forth therein unless otherwise specifically defined herein. Any obligations under this Agreement that are subject to the requirements of Code Section 409A and arise in connection with Executive’s “termination of employment”, “termination” or other similar references shall only be triggered if the termination of employment or termination qualifies as a “separation from service” within the meaning of Section 1.409A-1(h) of the 409A Regulations. Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A and the 409A Regulations.

11.11 Successors.

(a) This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall be assignable by the Company without the written consent of Executive and shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. Upon assignment of this Agreement by the Company, all references to the “Company” shall be deemed to refer to the party to which this Agreement is assigned.

11.12 Acknowledgement of Representation. Executive and the Company acknowledge that they have had the opportunity to be represented by counsel of their own choosing and, therefore, in the event of a dispute over the meaning of this Agreement or any provisions thereof, neither party shall be entitled to any presumption of correctness in favor of the interpretation advanced by such party or against the interpretation advanced by the other party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

EXECUTIVE:

/s/ Stephanie L. Pugliese
Stephanie L. Pugliese

DULUTH HOLDINGS INC.:

/s/ Stephen L. Schlecht
Stephen L. Schlecht
Chairman

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